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Carmen Herrera
27.3%
Similar Sales Growth
('11-'22)[1]
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ATTRACTIVE GROWTH RATES

STRENGTHENING MARKET PACE

29.6%

Artist Record Price Growth ('06-'24)[1]

With a $1.3M sale in May '22, all of her top five auction records have been set in the last 10 years.

27.3%

Similar Sales Growth ('11-'22)[1]

Auction records for works similar in style, scale, and period have sold in excess of $2.9M. The three recent sales were $630K ('21), $384K ('22), and $567K ('22).



$1.25M
$1.00M
$750K
$500K
$250K
$0
2012
2014
2016
2018
2020
2022

TAKING A CLOSER LOOK

HER RECORDS SHOW THE HEIGHTS HER MARKET CAN REACH



🥇 Auction Record

$2.9M (2019)



🥈 Auction Record

$2.7M (2018)



🥉 Auction Record

$2.2M (2021)



#4 Auction Record

$1.6M (2022)



#5 Auction Record

$1.2M (2019)



Our Offering

$572K

A HIDDEN GEM

NEVER BEEN AUCTIONED

Our painting was in the same private collection for years, and has never been sold publicly. Very few Herrera's ever come up for auction, and having one that's fresh to the secondary market may garnet interest from collectors.



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Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

This communication is brought to you by Masterworks Administrative Services. The content is not intended to provide legal, tax, or investment advice.

1. The data point above captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Carmen Herrera with the following criteria: Works created from 1980 to present that measure over 30 inches by 30 inches, excluding works on paper or board. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth above is useful in determining the value of the Artwork and you are urged not to place un- due reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the data point above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 27.3% CAGR implied from selected sales occurring from November 15, 2011, to November 15, 2022.

2. Record Price Appreciation reflects the frequency at which a new record hammer price at auction is achieved by the artist which can be indicative of the artist's market momentum and growth rate. The applicable time period for which we calculate Record Price Appreciation is from the earliest date that an artwork by the artist was sold at public auction until the most recent date for which a record price exists prior to the qualification of an applicable offering that the Masterworks public sale database has been updated.

Masterworks is "testing the waters" under Regulation A under the Securities Act of 1933. Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the Securities and Exchange Commission. As such, no offer consideration is currently being solicited or accepted and any such offers may be withdrawn or revoked, without obligation, at any time before notice of SEC acceptance. An indication of interest involves no obligation. You must read the offering documents and additional information filed with the SEC here before investing.

Auction records are not in set of similar sales to Live Offering which comprise paintings by Carmen Herrera with the following criteria: Works created from 1980 to present that measure over 30 inches by 30 inches, excluding works on paper or board.

Art sales price data used for comparative modeling only. Each painting is unique and historical price trends of selected artwork groups are not a direct proxy for historical price performance of any specific painting or investment. Data is subject to change as new artist/art market, recent sales figures, and market condition information becomes available and could be misrepresentative. Data represents whole art and is not comparative of an investment into our offerings which includes fees and expenses.

Artnet is not investor in Masterworks Offerings. Their affiliation with artists is not an endorsement of Masterworks.

Masterworks is not registered, licensed or supervised as a broker-dealer by the SEC or the Financial Industry Regulatory Authority (FINRA).

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